EXHIBIT 11

                               GIDDINGS & LEWIS

          NEWS RELEASE
          FOR IMMEDIATE RELEASE

          CONTACTS:
          FOR THYSSEN AG:                         FOR GIDDINGS & LEWIS, INC.:
          Media Contact:                          Media Contact:
          Pascale Wiedenroth                      Patricia Meinecke
          (011-49-211) 824-36677                  (414) 929-4212

          Investor Contact:                       Investor Contact:
          Konrad Tamschick                        Douglas Barnett
          (011-49-211) 824-38347                  (414) 929-4374

          INITIAL HART-SCOTT-RODINO WAITING PERIOD FOR THYSSEN -
          GIDDINGS & LEWIS MERGER TO EXPIRE ON JULY 12, 1997

          FOND DU LAC, WI, JULY 2, 1997 -- GIDDINGS & LEWIS, INC. (NASDAQ: GIDL) announced today that it has been advised that the Premerger Notification and Report Form filed by Thyssen AG under the Hart-Scott-Rodino Antitrust Improve-ments Act of 1976, as amended (the "HSR Act"), with respect to the acquisition of Giddings & Lewis by Thyssen was deemed to have been filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice on June 27, 1997. Accordingly, the waiting period under the HSR Act with respect to the transaction will expire at 11:59 p.m., New York City time, on July
          12, 1997, unless Thyssen receives a request for addition-al information or documentary material or the waiting period with respect to the transaction is earlier terminated.

          Headquartered in Fond du Lac, Wisconsin, Giddings & Lewis is the largest supplier of industrial automation products and machine tools in North America, and among the largest in the world. The company serves customers worldwide with products and services to improve manufacturing productivity.

          Thyssen AG, headquartered in Duesseldorf, is one of Germany's biggest industrial and commercial enterprises with $26.2 billion in annual revenues and approximately 113,000 employees around the world. Thyssen has around 320 companies in Germany, the US and numerous other countries. Thyssen AG, through its subsidiaries, offers capital goods and manufactured prod-ucts, manufactures steel products and provides trading and services such as logistics, distribution of produc-tion materials and waste management, and lately cellular telephony. The capital goods include automation systems, machine tools, elevators and automotive supplies.


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